Exhibit 99.1

Mural Oncology Announces Fourth Quarter and Year End 2024 Financial Results and Highlights Upcoming Clinical Milestones

Interim analysis of overall survival in potentially registrational phase 3 ARTISTRY-7 trial in platinum-resistant ovarian cancer expected in late Q1/early Q2 2025

Top-line data readout of potentially registrational phase 2 ARTISTRY-6 (cohort 2) trial in mucosal melanoma expected in Q2 2025

Preliminary data readouts for less-frequent intravenous dosing of nemvaleukin alfa in the ARTISTRY-6 trial in patients with cutaneous melanoma expected in 1H 2025 for monotherapy (cohort 3) and 2H 2025 for combination therapy (cohort 4)

Cash runway extended into Q1 2026 through operational efficiencies

WALTHAM, Mass and DUBLIN – March 11, 2025 – Mural Oncology plc (Nasdaq: MURA), a clinical-stage immuno-oncology company developing novel, investigational engineered therapies targeting cytokine pathways designed to address areas of unmet need for patients with a variety of cancers, today announced its financial results for the fourth quarter and year ended December 31, 2024 and provided a business update.

“By prioritizing operational efficiency and execution in 2024, we delivered on our milestones and positioned ourselves for a pivotal 2025, with several key inflection points anticipated for our nemvaleukin program. Late this quarter or early next quarter, we will report the interim overall survival analysis for ARTISTRY-7, a potentially registrational trial in platinum-resistant ovarian cancer. As is typical for interim analyses, the bar for success is high. We believe that either declaring the trial complete at the interim analysis or deciding to progress the trial to a final analysis based on the available overall survival data would be a meaningful step forward both for patients and for Mural. Additionally, topline data from ARTISTRY-6 in mucosal melanoma, expected in the second quarter of 2025, represents another potentially significant opportunity for impact and value creation,” said Caroline Loew, Ph.D., CEO of Mural Oncology.

Recent Corporate Highlights

In January 2025, Mural announced that, consistent with the company’s prior timing projections, the phase 3 ARTISTRY-7 trial reached the 75% of overall survival (OS) events necessary for the planned interim analysis. This data remains blinded to the company until after the independent data monitoring committee (IDMC) has reviewed the interim analysis, which is expected to be in late Q1/early Q2 2025.

In January 2025, the company also announced that patient enrollment in cohort 3 of the phase 2 ARTISTRY-6 trial is now complete.

Mural expanded its pipeline in Q4 2024 by nominating two development candidates:

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MURA-8518, the company’s interleukin-18 (IL-18) program, is designed to deliver a more sustained immune response by introducing half-life extension and resistance to IL-18 Binding Protein (IL-18BP), which otherwise neutralizes the native cytokine’s efficacy.

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MURA-7012, Mural’s IL-12 program, is designed to leverage native IL-12’s anti-tumor potency while mitigating its hallmark toxicity. It splits the IL-12p70 heterodimer into two individual sub-units designed to preferentially self-assemble at the tumor site to limit systemic exposure.

Upcoming Milestones

Late Q1/early Q2 2025: Interim data readout of ARTISTRY-7

ARTISTRY-7 is a potentially registrational phase 3 trial evaluating nemvaleukin alfa in combination with pembrolizumab versus investigator’s choice single agent chemotherapy in patients with platinum-resistant ovarian cancer (PROC). Consistent with interim analyses, there is a higher statistical bar for success at the interim analysis compared to the final analysis. If the hazard ratio at the interim analysis meets this pre-specified higher bar for success at the interim analysis (0.727, or a 27.3% reduction in the risk of death assuming exactly 215 OS events), the company plans to submit a Biologics License Application (BLA) for nemvaleukin in combination with pembrolizumab for the treatment of PROC in 2025. If the hazard ratio does not meet the statistical threshold for success at the interim analysis and the company deems the study to have a high probability of success at the final analysis, Mural expects to continue the trial to the protocol-specified final OS. At the final OS analysis, the maximum hazard ratio for success is 0.788, or a 21.2% reduction in the risk of death, assuming exactly 286 events. In that scenario, the company expects to report final OS result in the second quarter of 2026, subject to event accrual.

Q2 2025: Top-line data readout of ARTISTRY-6, Cohort 2

ARTISTRY-6, cohort 2 is a potentially registrational phase 2 trial of nemvaleukin monotherapy in patients with unresectable or metastatic mucosal melanoma previously treated with immune checkpoint blockade. Nemvaleukin has been granted Orphan Drug Designation by the United States Food & Drug Administration (FDA) for the treatment of mucosal melanoma. The target response rate in the ARTISTRY-6 trial is 25%. Mural believes that in this rare and highly aggressive tumor, which has historically had poor outcomes even in the first line setting, demonstrating durable responses with a response rate of 20-25% would be meaningful for patients, and would support a discussion with the FDA regarding a BLA submission and potential accelerated approval.

1H 2025: Preliminary data readout of ARTISTRY-6, Cohort 3

This trial is an evaluation of less-frequent intravenous (LFIV) dosing of nemvaleukin monotherapy in patients with cutaneous melanoma. The company is conducting the trial to evaluate the activity and further characterize the safety of nemvaleukin with LFIV dosing in patients with cutaneous melanoma.

2H 2025: Preliminary data readout of ARTISTRY-6, Cohort 4

This trial is an evaluation of LFIV dosing of nemvaleukin in combination with pembrolizumab in patients with cutaneous melanoma.

1H 2026: Submission of Investigational New Drug or Clinical Trial Application for a phase 1 trial of MURA-8518

MURA-8518 is Mural’s IL-18 development candidate. Native IL-18 is a potent immune-stimulating cytokine, but its activity is blunted by IL-18BP, a high affinity decoy protein that neutralizes IL-18, thereby rendering it ineffective. The native cytokine’s potency is also limited by its short half-life. MURA-8518 aims to address these shortcomings in two ways. First, through the introduction of mutations designed to minimally impact the native structure while eliminating binding to IL-18BP. Secondly, half-life extension via fusion to a protein scaffold increases the cytokine’s exposure, allowing for sustained immune stimulation. Together, these have demonstrated more durable immunological effects in preclinical studies.

Financial Results for the Quarter Ended December 31, 2024

Cash Position: As of December 31, 2024, cash, cash equivalents, and marketable securities were $144.4 million.

R&D Expenses: Research and development expenses were $28.7 million for the fourth quarter of 2024 compared to $42.2 million for the fourth quarter of 2023. This decrease was primarily due to a decrease in employee-related expenses, including a non-cash share-based employee compensation charge in the fourth quarter of 2023 as a result of the impact of the modification of our share based-awards in connection with the separation from Alkermes plc (“Alkermes”), our former parent.

In addition, the timing of patient enrollment in the ARTISTRY-7 trial, as well as the winding down of the ARTISTRY-1 and ARTISTRY-2 trials during 2024 also contributed to the decrease in R&D expenses in the fourth quarter of 2024, as compared to the fourth quarter of 2023.

G&A Expenses: General and administrative expenses were $7.2 million for the fourth quarter of 2024 compared to $16.3 million for the fourth quarter of 2023. This decrease in G&A expenses was primarily due to a decrease in employee-related expenses compared to those previously allocated to us by Alkermes prior to the separation and to one-time increases in employee related expenses in 2023, including a non-cash share-based employee compensation charge in the fourth quarter of 2023 as a result of the impact of the modification of our share based-awards in connection with the separation.

Net Loss: Net loss was $34.3 million for the fourth quarter of 2024 compared to $59.5 million for the fourth quarter of 2023. The net loss for the fourth quarter of 2023 included $11.7 million resulting from one-time charges related to the separation from Alkermes and conversion of Alkermes employee equity awards into Mural equity.

Financial Guidance: Mural’s cash, cash equivalents, and marketable securities as of December 31, 2024 are expected to fund its operations into the first quarter of 2026.

About Mural Oncology

Mural Oncology is leveraging its novel protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer. By combining our expertise in cytokine biology and immune cell modulation and our protein engineering platform, we are developing medicines to deliver meaningful and clinical benefits to people living with cancer. Our mission is to broaden the potential, and reach, of cytokine-based immunotherapies to improve the lives of patients. Our lead candidate, nemvaleukin alfa, is currently in potentially registrational trials in platinum-resistant ovarian cancer and mucosal melanoma reading out in the first half of 2025. Mural Oncology has its registered office in Dublin, Ireland, and its primary facilities in Waltham, Mass. For more information, visit Mural Oncology’s website at www.muraloncology.com and follow us on LinkedIn and X.

About Nemvaleukin

Nemvaleukin alfa (nemvaleukin) is an engineered fusion protein designed to leverage IL-2’s antitumor effects while mitigating the hallmark toxicities that limit its use. Nemvaleukin selectively binds to the intermediate-affinity IL-2 receptor (IL-2R) and is sterically occluded from binding to the high-affinity IL-2R. Because of this molecular design, nemvaleukin treatment leads to preferential expansion of antitumor CD8+ T cells and natural killer cells, with minimal expansion of immunosuppressive regulatory T cells. Nemvaleukin is currently being evaluated in two potentially registrational late-stage trials: ARTISTRY-7 in platinum-resistant ovarian cancer, with an interim data readout expected in late Q1/early Q2 2025 and final OS results projected in Q2 2026, and ARTISTRY-6, Cohort 2 in mucosal melanoma, with a topline readout in Q2 2025.

About MURA-8518

IL-18 is a potent immune-stimulating cytokine, but its activity is blunted by IL-18 binding protein (IL-18BP), a high affinity decoy protein that neutralizes IL-18, thereby rendering it ineffective. Native IL-18’s potency is also limited by its short half-life. MURA-8518 aims to address the shortcomings of native IL-18 in two ways. First, through the introduction of mutations designed to minimally impact the native structure while eliminating binding to IL-18BP. Secondly, half-life extension via fusion to a protein scaffold increases the cytokine’s exposure, allowing for sustained immune stimulation. Together, these have demonstrated more durable immunological effects in preclinical studies. Mural expects to submit an Investigational New Drug or a Clinical Trial Application for a phase 1 trial of MURA-8518 in the first half of 2026.

About MURA-7012

Native IL-12 is a highly potent pro-inflammatory cytokine that has a narrow therapeutic index when administered systemically. To mitigate this toxicity, Mural, through its novel approach to protein engineering, split the IL-12p70 heterodimer into two inactive monomers: IL12p35 and IL-12p40. These individual subunits are then separately fused to antibody fragments and sequentially injected, which deliver and concentrate IL-12 preferentially in the tumor microenvironment to limit systemic exposure. In preclinical studies, MURA-7012, Mural’s engineered IL-12, achieved the desired reduction in serum while maintaining tumor concentrations providing the potential to reduce systemic toxicities.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the company’s pipeline and development programs, including the expected timing of data readouts from the ARTISTRY-6 and ARTISTRY-7 trials, the expected timing of a BLA submission for nemvaleukin in combination with pembrolizumab for the treatment of PROC, the potential regulatory pathways for nemvaleukin, the expected timing of preclinical updates and IND submission, including with respect to MURA-8515 and MURA-7012, the potential of the company’s product candidates and programs to address unmet medical needs, the continued progress of its pipeline and programs, and the sufficiency of Mural’s cash resources for the period anticipated. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the inherent risks and uncertainties associated with competitive developments, preclinical development, clinical trials, recruitment of patients, product development activities and regulatory approval requirements; that preclinical or interim results and data from ongoing clinical studies of the company’s cytokine programs and product candidates may not be predictive of future or final results from such studies, results of future clinical studies or real-world results; future clinical trials or future stages of ongoing clinical trials may not be initiated or completed on time or at all; the company’s product candidates, including nemvaleukin, could be shown to be unsafe or ineffective; changes in the cost, scope and duration of development activities; the U.S. Food and Drug Administration may make adverse decisions regarding the company’s product candidates; and those other risks and uncertainties set forth in the company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the quarterly period ended December 31, 2024 and in subsequent filings the company may make with the SEC. All forward-looking statements contained in this press release speak only as of the date of this press release. The company anticipates that subsequent events and developments will cause its views to change. However, the company undertakes no obligation to update such forward-looking statements to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Mural Oncology plc and Subsidiaries

Consolidated Balance Sheet Data

(in thousands)	December 31, 2024	December 31, 2023
ASSETS
Cash, cash equivalents, and marketable securities	$144,385	$270,852
Receivable from Former Parent	51	5,548
Prepaid expenses and other assets	8,491	937
Property and equipment, net	7,715	11,403
Right-of-use assets	6,783	12,747
Restricted cash	1,969	258
TOTAL ASSETS	$169,394	$301,745
LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$20,590	$22,919
Operating lease liabilities	8,022	15,009
Other liabilities	280	—
Total equity	140,502	263,817
TOTAL LIABILITIES AND EQUITY	$169,394	$301,745

Mural Oncology plc and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
(in thousands except share and per share amounts)	2024	2023	2024	2023
Operating expenses
Research and development	$28,669	$42,243	$110,666	$165,532
General and administrative	7,185	16,270	27,596	30,706
Total operating expenses	35,854	58,513	138,262	196,238
Operating loss	(35,854)	(58,513)	(138,262)	(196,238)
Other income	1,580	951	9,748	951
Income tax provision	—	(1,975)	—	(12,160)
Net loss	$(34,274)	$(59,537)	$(128,514)	$(207,447)
Net loss per ordinary share - basic and diluted	$(2.01)	$(3.57)	$(7.58)	$(12.43)
Weighted average ordinary shares outstanding - basic and diluted	17,069,185	16,689,740	16,954,577	16,689,740

Contact:

Katie Sullivan

katie.sullivan@muraloncology.com